Exhibit 99.1

AITX’s RAD Featured in Construction Association of Michigan’s November Issue of CAM Magazine

Detroit, Michigan, November 11, 2024 — Robotic Assistance Devices, Inc. (RAD), a wholly owned subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, is proud to announce its prominent feature in the November issue of CAM Magazine, the official monthly publication of the Construction Association of Michigan (CAM). With more than 1,700 member companies, including general contractors, architects, engineers, and essential service providers, CAM is at the forefront of Michigan’s construction industry.

The feature article highlights RAD’s transformative role in advancing construction site security through AI-powered solutions. The piece delves into the most pressing security challenges faced by construction sites today, including theft, trespassing, and liability risks. The article showcases RAD’s autonomous security technologies, like the RIO™ portable security tower, that offer proactive monitoring, real-time deterrence, and enhanced site management, all essential tools for tackling the unique demands of construction security.

Kevin N. Koehler, President of CAM, notes, “We are excited to introduce new innovations to the attention of our members. RAD’s solutions provide a fresh approach to managing construction site security with tools that go beyond traditional surveillance and monitoring.”

RAD hosted CAM’s ‘Business After Hours’ event this past July, fostering discussions around security innovation and industry challenges among CAM members. RAD’s technology, already gaining traction across various sectors, offers the construction industry a proactive approach to safeguarding valuable assets and protecting project timelines.

“The Construction Association of Michigan has been instrumental in educating and equipping its members to address today’s security challenges,” said Troy McCanna, Chief Security Officer and Senior Vice President of Revenue Operations at RAD. “By embracing the possibilities of AI and RAD’s autonomous intelligent response solutions, CAM empowers construction companies to safeguard their sites and adapt to an era where proactive, responsive security is essential. It’s inspiring to see CAM leading this shift and supporting its members with the knowledge and resources they need to succeed.”

This feature in CAM Magazine underscores RAD’s commitment to supporting the construction industry with effective, efficient security options. To explore the November issue and learn more about RAD’s solutions, CAM members and the broader industry can visit https://www.buildwithcam.com/cam-magazine/.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz